Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-255302 and 333-255302-03

Pricing Supplement No. 2022–USNCH10693, Dated February 7, 2022
(To Underlying Supplement No. 10 dated May 11, 2021 and Prospectus Supplement and Prospectus each dated May 11, 2021)

US$8,400,000 Stated Principal Amount

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N
All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Securities Due March 14, 2023 Based on the S&P GSCI™ Light Energy Excess Return Index

▪	The return on the securities, which may be positive or negative, will be based upon the performance of the S&P GSCI™ Light Energy Excess Return Index (the “underlying index”). Unless redeemed by you or called by us, the securities will mature on March 14, 2023.

▪	All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

▪	The securities will bear interest at a floating rate per annum equal to SOFR (compounded daily during the Interest Period as described under “Description of the Securities—Determination of SOFR” below), subject to a minimum of 0.00%. Interest on the securities will be paid on the maturity date (except that in the event of a redemption or call, accrued interest will be paid on the date when payment is made in connection with such redemption or call). The amount you receive at maturity or upon your redemption or our call of the securities may be less, and possibly significantly less, than your initial investment in the securities.

▪	On any commodity business day prior to the scheduled final valuation date, you may redeem all or any portion (subject to the minimum redemption amount) of the securities you then hold in exchange for (i) the stated principal amount of the securities you have elected to redeem plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day on which the notice of redemption is effective. The supplemental return amount may be negative, zero or positive. Therefore, the amount you receive upon your redemption of the securities may be less than your initial investment in the securities. If you elect to exercise your redemption option, you must offer to redeem at least 8,400 securities (US$8,400,000 aggregate stated principal amount) at one time.

▪	If on any commodity business day prior to the scheduled final valuation date the closing value of the underlying index is less than or equal to 85% of the initial index value (an intraday value of the underlying index on the initial valuation date), we will call the securities in exchange for (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day following that commodity business day. In these circumstances, the supplemental return amount is almost certain to be negative and is likely to result in a loss of more than 45%, and possibly up to all, of your initial investment.

▪	If you do not redeem and we do not call the securities, you will receive at maturity (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the final valuation date (scheduled to be March 7, 2023). The supplemental return amount may be negative, zero or positive. Therefore, the amount you receive at maturity may be less than your initial investment in the securities.

▪	On any commodity business day during the term of the securities, the supplemental return amount will be based on three times the percentage change in the value of the underlying index from the initial valuation date (February 7, 2022) to that commodity business day and will be determined after deducting a 0.15% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount) accrued from and including the initial valuation date to and including that commodity business day. See “Description of the Securities—Supplemental Return Amount” in this pricing supplement.

▪	Investing in the securities is not equivalent to investing directly in any commodity or commodity futures contract. The securities are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “CEA”). The securities are offered pursuant to an exemption from regulation under the CEA. Accordingly, you are not afforded any protection provided by the CEA or any regulation promulgated by the Commodity Futures Trading Commission.

▪	We will not apply to list the securities on any exchange.

▪	The CUSIP for the securities is 17330A3J9. The ISIN for the securities is US17330A3J90.

Investing in the securities involves significant risks. See “Risk Factors Relating to the Securities” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Security	Total
Public Offering Price	$1,000.00	$8,400,000.00
Underwriting Discount(1)	$0.00	$0.00
Proceeds to Citigroup Global Markets Holdings Inc.	$1,000.00	$8,400,000.00

(1) Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, is the underwriter of the securities and is acting as principal. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.

RISK FACTORS RELATING TO THE SECURITIES

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You will receive less than your initial investment at maturity or upon your redemption or our call of the securities if the value of the underlying index declines or does not increase sufficiently.

The amount payable at maturity or upon your exercise of the redemption option or our call of the securities will be based on the performance of the underlying index from the initial valuation date to the commodity business day on which the supplemental return amount is determined. That amount will be determined after deducting a 0.15% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount). If the value of the underlying index declines or does not increase sufficiently to offset this deduction, the amount you receive for each security will be less than the US$1,000 you paid for each security. This will be true even if the value of the underlying index at one or more other times during the term of the securities exceeds the value of the underlying index on the initial valuation date.

The initial index value, which is an intraday value of the underlying index on the initial valuation date, may be higher than the closing value of the underlying index on the initial valuation date.

If the closing value of the underlying index on the initial valuation date is less than the initial index value, which is an intraday value of the underlying index on the initial valuation date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial index value set as the closing value of the underlying index on the initial valuation date.

The initial index value has been determined at the discretion of Citibank, N.A., as the calculation agent.

The initial index value is an intraday value of the underlying index on the initial valuation date, as determined by the calculation agent in its sole discretion, and is not based on the closing value of the underlying index on the initial valuation date. The initial index value may be higher or lower than the actual closing value of the underlying index on the initial valuation date. Although the calculation agent has determined the initial index value in good faith, the discretion exercised by the calculation agent in determining the initial index value could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities, including the determination of the initial index value.

Leverage will magnify your losses if the value of the underlying index declines.

The supplemental return amount includes a leverage factor of three. This means that any percentage decline in the value of the underlying index from the initial valuation date to the commodity business day on which the supplemental return amount is determined will result in a loss on your investment in the securities that is three times that percentage decline. For example, if the underlying index has declined by 10% from the initial valuation date to the relevant commodity business day, you will incur a 30% loss on your investment in the securities (subject to further deduction of the 0.15% annual fee, leaving aside the effects of the coupon payment you receive, if any). You should not invest in the securities unless you are prepared to accept the potential for significant losses on a leveraged basis if the value of the underlying index declines.

The securities have a mandatory call feature, which increases the likelihood of loss on your investment.

We will call the securities if, on any commodity business day, the closing value of the underlying index is less than or equal to 85% of the initial index value. If we call the securities in this circumstance, you will receive the stated principal amount of the securities you then hold plus (ii) the supplemental return amount as determined on the commodity business day following that commodity business day. In this circumstance, the supplemental return amount will almost certainly be negative and is likely to result in a loss of more than 45% (reflecting the 15% decline in the value of the underlying index multiplied by the leverage factor of 3), and possibly up to all, of your initial investment. If we call the securities, it is possible that your resulting losses on the securities will be greater than they would have been had the securities remained outstanding until maturity and had the supplemental return amount been determined instead on the final valuation date.

The securities may be adversely affected by “negative roll yields” in “contango” markets.

The underlying index tracks the value of a hypothetical position in a basket of exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a certain future date for the physical delivery of such commodity. In order to avoid physical delivery and maintain continuing exposure to the basket of futures contracts, the underlying index unwinds its hypothetical positions in the component futures contracts before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a May expiration. In February, the hypothetical commodity futures contract expiring in May may be replaced with a futures contract on the same commodity expiring in July. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the underlying index is able to reflect continuing exposure to the basket of commodity futures contracts.

The “rolling” feature of the underlying index creates the potential for a significant negative effect on the level of the underlying index—which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of the underlying physical commodities. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The underlying index would be expected to experience a negative roll yield if the prices of the commodity futures contracts comprising the underlying index tend to be greater than the spot prices for the underlying physical commodities. A market where futures prices are greater than the spot prices is referred to as a “contango” market. Commodity futures prices may be greater than spot prices for a variety of reasons, including costs of storing physical commodities until the delivery date, financing costs and market expectations that future spot prices of the commodity may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for the underlying physical commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the market for a commodity futures contract is in contango and the spot price for the underlying physical commodity remains constant, the underlying index would enter into a hypothetical position in the futures contract at the higher contango futures price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures price and unwind that position closer to the lower spot price, and so on over the term of the securities, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Prospective investors in the securities should understand that many of the commodity futures contracts composing the underlying index have historically been in contango markets. Therefore, negative roll yields are likely to adversely affect the level of the underlying index and the return you receive on the securities. Any negative roll yield with respect to a commodity futures contract will offset any gains in the spot price of the underlying physical commodity that may occur over the term of the securities, exacerbate any decline and cause a steady erosion in value if the spot price of the commodity remains relatively constant.

Because the underlying index is composed of a basket of futures contracts, any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts.

The underlying index tracks a basket composed of futures contracts on commodities. If some of these futures contracts perform well and others perform poorly, the gains from the futures contracts with favorable performance may be partially or wholly offset, or more than offset, by the losses from the poorly performing futures contracts. Therefore, even if certain futures contracts in the underlying index perform favorably, the underlying index may nevertheless decline if others perform unfavorably.

The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or anticipated changes to either of their credit ratings and credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could lose some or all of your investment.

Your redemption option is subject to certain important conditions and limitations.

Your right to require us to redeem the securities on any commodity business day prior to the scheduled final valuation date is subject to certain important conditions and limitations. If you elect to exercise your redemption option, you must do so with respect to at least 8,400 Securities (US$8,400,000 aggregate stated principal amount) at one time. In addition, to redeem your securities on any commodity business day, you must instruct your broker to take the following steps through normal clearing system channels by the relevant deadlines: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any day during the term of the securities; and (3) transfer your book-entry interest in the securities to the trustee or paying agent on our behalf on the fifth business day following the day on which your redemption is effective. If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on that commodity business day. If we receive your official notice of redemption on a day that is not a commodity business day or after 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on the first commodity business day following that day. In all cases, at the time you submit your notice of redemption, you will not know the final index value and, therefore, will not know the amount that you will receive upon redemption. Accordingly, if the value of the underlying index declines from the time you submit your notice of redemption until the time when the final index value is determined, the amount you receive upon redemption will be less than you expected at the time you submitted your notice of redemption.

The yield on the securities may be lower than the yield on a standard debt security of comparable maturity.

You will receive a coupon at a floating rate equal to SOFR (compounded daily during the Interest Period). As a result, unless the underlying index appreciates sufficiently, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

Changes in the composition or calculation of the underlying index may adversely affect your return on the securities.

The underlying index sponsor may modify the methodology for determining the composition and calculation of the underlying index at any time. The value of the underlying index may be affected if the underlying index sponsor makes any change to the underlying index or the manner in which it is calculated. Any such changes could adversely affect the supplemental return amount and the value of the securities.

If a commodity hedging disruption event occurs during the term of the securities, we may call the securities early for an amount that may result in a significant loss on your investment.

If a commodity hedging disruption event occurs, we may call the securities prior to the maturity date for an amount equal to the early call amount determined as of the early call notice date. The early call amount will be equal to the stated principal amount of your securities plus the supplemental return amount, as determined with respect to the early call notice date (or, if such day is not a commodity business day, the next succeeding commodity business day). This amount could be less than your initial investment and, therefore, could result in a loss on your investment in the securities.

The early call amount may be significantly less than the amount you would have received had we not elected to call the securities and had you been able instead to hold them to maturity. For example, the early call amount may be determined during a market disruption that has a significant adverse effect on the early call amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early call notice date, you might have achieved a significantly better return.

The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to call the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index.

Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities.

Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts. Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase the securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Legal and regulatory changes could adversely affect the return on and value of the securities.

Futures contracts, including those underlying the underlying index, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the exchanges have regulations designed to limit the amount of fluctuations in futures contract prices.

In addition, the regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action. The effect on the performance of the underlying index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on a particular commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for certain futures contracts. The potential effects of these or other regulatory developments are impossible to predict. Any such effects may adversely affect the value of the securities.

Distortions or disruptions of market trading in the futures contracts underlying the underlying index could adversely affect the value of and return on the securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could affect the settlement price of any of the futures contracts underlying the underlying index in a way that adversely affects the underlying index.

The offering of the securities does not constitute a recommendation of the underlying index by us or our affiliates.

You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the underlying index will perform in the future or as a recommendation to invest in the underlying index, including through an investment in the securities. As we are part of a global financial institution, we and our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the value of the underlying index.

CGMI and other of our affiliates may publish research from time to time relating to commodity futures contracts and/or the underlying index. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence prices of the underlying futures contracts and, therefore, the value of the underlying index, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying index and the merits of investing in the securities.

The level of the underlying index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the futures contracts underlying the underlying index. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any commodity business day on which the supplemental return amount is determined, which may involve, among other things, our counterparties purchasing or selling such futures contracts. This hedging activity during the term of the securities, including on or near any relevant commodity business day, could negatively affect the closing value of the underlying index on that day and, therefore, adversely affect your return on the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the underlying futures contracts on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the closing value of the underlying index and, therefore, adversely affect the performance of the securities.

SOFR is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the securities.

The Federal Reserve Bank of New York (the “NY Federal Reserve”) began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the securities may fluctuate more than floating rate securities that are linked to less volatile rates.

The securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and the value of the securities may be lower than those of later-issued SOFR-linked securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the securities, the value of the securities may be lower than those of securities linked to rates that are more widely used. You may not be able to sell the securities at all or may not be able to sell the securities at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve securities on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the securities. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the securities and a reduction in the value of the securities.

The formula used to determine the interest rate on the securities is relatively new in the market, and as the related market continues to develop there may be an adverse effect on return on or value of the securities.

The interest rate on the securities is based on a formula used to calculate a daily compounded SOFR rate, which is relatively new in the market. For the Interest Period, the interest rate on the securities is based on a daily compounded SOFR rate calculated using the formula described in “Description of the Securities—Determination of SOFR” below. This interest rate will not be the SOFR rate published on or for a particular day during the Interest Period or an average of SOFR rates during such period nor will it be the same as the interest rate on other SOFR-linked securities that use an alternative formula to determine the interest rate. Also, if the SOFR rate for a particular day during an Interest Period is negative, inclusion of that rate in the calculation will reduce the interest rate for such interest period; provided that in no event will the interest payable on the securities be less than zero.

Additionally, market terms for securities linked to SOFR may evolve over time, and the value of the securities may be lower than those of later-issued SOFR-linked securities as a result. Similarly, if the formula to calculate daily compounded SOFR for the securities does not prove to be widely used in other securities like the securities, the trading price of the securities may be lower than those of securities having a formula more widely used. You may not be able to sell the securities at all or may not be able to sell the securities at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve (or a successor), as administrator of SOFR, may also make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining interest rates on the securities will apply). The administrator has no obligation to consider the interests of holders of securities when calculating, adjusting, converting, revising or discontinuing SOFR.

The interest rate on the securities will be determined using alternative methods if SOFR is no longer available, and that may have an adverse effect on the return on and value of the securities.

The terms of the securities provide that if a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to SOFR, the interest rate payable on the securities will be determined using the next-available Benchmark Replacement. As described above, these replacement rates and spreads may be selected or formulated by (i) the relevant governmental body (such as the Alternative Reference Rates Committee of the NY Federal Reserve) (ii) the International Swaps and Derivatives Association, Inc. or (iii) in certain circumstances, Citigroup (or one of its affiliates). In addition, the terms of the securities expressly authorize Citigroup (or one of its affiliates) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The interests of Citigroup (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the securities.

The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, or any implementation of a substitute, successor or alternative reference rate could result in adverse consequences to the interest rate payable on the securities, which could adversely affect the return on, value of and market for the securities. Further, there is no assurance that the characteristics of any substitute, successor or alternative reference rate or Benchmark Replacement will be similar to SOFR or the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of SOFR or the then-current Benchmark that it is replacing.

We or our subsidiaries or affiliates may publish research that could affect the market value of the securities.

We or our subsidiaries or affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities.

You will have no rights against the publisher of SOFR.

You will have no rights against the publisher of SOFR even though the amount you receive on each interest payment date will depend upon the level of SOFR. The publisher of SOFR is not in any way involved in this offering and has no obligations relating to the securities or the holders of the securities.

You will not have any rights with respect to any futures contracts or commodities underlying the underlying index.

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the future contracts or commodities underlying the underlying index. The securities are debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc., not an interest in the futures contracts or commodities underlying the underlying index.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

Citibank, N.A. – Commodity Derivatives Calculations, which is acting as the calculation agent for the securities, is an affiliate of ours. As calculation agent, Citibank, N.A. will make certain determinations with respect to the securities. Citibank, N.A. may be required to exercise judgment in making certain of these determinations, including in:

•	determining whether a market disruption event has occurred;

•	if a market disruption event occurs with respect to an index contract and continues until the relevant cut-off day, determining the settlement price of that index contract for purposes of determining the final index value and the supplemental return amount;

•	if the underlying index is discontinued and we do not exercise our right to call the securities, identifying a successor index or, if none is available, calculating the level of the underlying index for purposes of determining the final index value and the supplemental return amount; and

•	determining whether a commodity hedging disruption event has occurred.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payments to you. The fact that Citibank, N.A. is our affiliate may cause it to have economic interests that are adverse to yours in making these determinations.

The U.S. federal tax consequences of an investment in the securities are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

The following description of the particular terms of the Securities supplements the description of the general terms set forth in the accompanying prospectus supplement and prospectus. It is important for you to consider the information contained in this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities. If any specific information regarding the Securities in this pricing supplement is inconsistent with the more general terms of the Securities described in the accompanying prospectus supplement or prospectus, you should rely on the information contained in this pricing supplement.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 11, 2021 on the SEC Web site):

▪	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

General

The securities offered by this pricing supplement (the “Securities”) are index-linked securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. At maturity or upon your earlier redemption or our call, you might receive less than the stated principal amount of your investment in the Securities.

The Securities will bear interest at a floating rate per annum equal to SOFR (compounded daily as described under “—Determination of SOFR” below), subject to a minimum of 0.00%. At maturity or upon your redemption or our call of the Securities, you will receive (i) the stated principal amount of the Securities plus (ii) the Supplemental Return Amount, as determined as of the applicable Commodity Business Day specified below. The Supplemental Return Amount may be negative, zero or positive. Therefore, the amount you receive at maturity or upon your redemption or our call of the Securities may be less than your initial investment in the Securities.

The Supplemental Return Amount includes a leverage factor of three, will be based on the change in the value of the S&P GSCI™ Light Energy Excess Return Index (the “Underlying Index”) from the Initial Valuation Date to the relevant Commodity Business Day and will be determined after deducting a 0.15% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the Supplemental Return Amount) accrued from and including the Initial Valuation Date to and including that Commodity Business Day. This deduction will reduce the Supplemental Return Amount and therefore the return on your Securities.

The Securities will be issued only in fully registered form and in denominations of US$1,000 per Security and integral multiples thereof. The Securities are part of a series of unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. The Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. All payments due on the Securities are guaranteed by Citigroup Inc. The guarantee of payments due on the Securities will constitute part of the senior indebtedness of Citigroup Inc. and will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment in the Securities is not guaranteed. All payments on the Securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Coupon

You will receive a coupon at a floating rate per annum equal to SOFR (compounded daily during the Interest Period as described under “Description of the Securities—Determination of SOFR” below), subject to a minimum of 0.00%. Interest on the Securities will be paid in cash on the Maturity Date (except that in the event of a redemption or call, accrued interest will be paid on the date when payment is made in connection with such redemption or call) (the “Interest Payment Date”). The “Interest Period” is the period from, and including the Issue Date to, but excluding, the Interest Payment Date.

The amount of the coupon payment (the “Coupon Amount”) will be calculated as follows:

Stated Principal Amount × Accrued Interest Compounding Factor (as defined under “—Determination of SOFR” below) × the quotient of the actual number of calendar days in the Interest Period divided by 360.

A “Business Day” is any day on which banking institutions in the City of New York are open for business.

A “U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Determination of SOFR

“Accrued Interest Compounding Factor” means the result of the following formula:

where:

“d0” is the number of U.S. Government Securities Business Days in the Interest Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the Interest Period.

“SOFRi-2USBD”, for any U.S. Government Securities Business Day “i” in the Interest Period, is equal to SOFR in respect of the U.S. Government Securities Business day falling two U.S. Government Securities Business Days prior to that day “i.”

“ni”, for any U.S. Government Securities Business Day “i” in the Interest Period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the Interest Period.

“SOFR” means, with respect to any day, the rate determined by the calculation agent in accordance with the following provisions:

(1)	the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s website on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)	if the rate specified in (1) above does not so appear, unless a Benchmark Transition Event and its related Benchmark Replacement Date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website; or

(3)	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant interest payment date, the calculation agent will use the Benchmark Replacement to determine the rate and for all other purposes relating to the notes.

In connection with the SOFR definition above, the following definitions apply:

“Benchmark” means, initially, SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by Citigroup (or one of its affiliates) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Citigroup (or one of its affiliates) as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by Citigroup (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that Citigroup (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Citigroup (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if Citigroup (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Citigroup (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the reference time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve” means the Federal Reserve Bank of New York.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve, currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Reference Time” with respect to any determination of the Benchmark means the time determined by Citigroup (or one of its affiliates) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Payment at Maturity

Unless redeemed by you or called by us, the Securities will mature on March 14, 2023 (the “Maturity Date”). You will receive at maturity (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to March 7, 2023 (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day but in no event later than the Business Day immediately preceding the Maturity Date) (the “Final Valuation Date”). If the Maturity Date falls on a day that is not a Business Day, the Maturity Date will be postponed to the next succeeding Business Day.

Payment Upon Your Redemption

On any Commodity Business Day prior to the scheduled Final Valuation Date, you may redeem all or any portion of the Securities you then hold (subject to the Minimum Redemption Amount) in exchange for (i) the stated principal amount of the Securities you elect to redeem plus (ii) the Supplemental Return Amount with respect to the Securities you elect to redeem as determined with respect to the same Commodity Business Day on which the notice of redemption is effective.

Exercise of Your Redemption Option

If you elect to exercise your redemption option, you must do so with respect to at least 8,400 Securities (US$8,400,000 aggregate stated principal amount) at one time (the “Minimum Redemption Amount”). To redeem your Securities on any Commodity Business Day, you must instruct your broker to take the following steps through normal clearing system channels: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date; and (3) transfer your book-entry interest in the Securities to the trustee or the paying agent on our behalf on the fifth Business Day following the day on which your redemption is effective. If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date, your redemption will be effective on that Commodity Business Day. If we receive your official notice of redemption on a day that is not a Commodity Business Day or after 10:00 a.m. New York City time on any Commodity Business Day, your redemption will be effective on the first Commodity Business Day following that day. You will receive the amount payable to you upon your redemption on the fifth Business Day following the date your redemption is effective.

Payment Upon Our Call

If on any Commodity Business Day prior to the scheduled Final Valuation Date the closing value of the Underlying Index is less than or equal to 85% of the Initial Index Value, we will call the Securities for (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Commodity Business Day following that Commodity Business Day (such following Commodity Business Day, the “Call Date”). You will receive the amount payable to you upon our call on the fifth Business Day following the Call Date.

Supplemental Return Amount

The “Supplemental Return Amount” will be calculated as follows, whether at maturity or upon your redemption or our call:

Stated Principal Amount ×	[	3 ×	{	Underlying Index Performance – (0.15% ×	Elapsed Days	)	}	]
365

For the purpose of calculating the Supplemental Return Amount, “Elapsed Days” shall mean the number of calendar days from and including the Initial Valuation Date to and including the Commodity Business Day with respect to which the Supplemental Return Amount is determined.

The “Underlying Index Performance” will be calculated with respect to any relevant Commodity Business Day as (a) (i) Final Index Value divided by (ii) Initial Index Value minus (b) 1.

The “Initial Index Value” is an intraday value of the Underlying Index published by the Underlying Index Sponsor with respect to the Initial Valuation Date, which was 245.2371.

The “Final Index Value” is the closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Commodity Business Day with respect to which the Supplemental Return Amount is specified to be determined at maturity or pursuant to redemption or call, as applicable, subject to “—Consequences of Market Disruption Events”, “—Discontinuance of the Underlying Index” and “—Alteration of Method of Calculation” below.

The “Initial Valuation Date” is February 7, 2022.

The “Underlying Index Sponsor” is S&P Dow Jones Indices LLC.

“Commodity Business Day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges for each Index Contract comprising the Underlying Index.

Consequences of Market Disruption Events

If a Market Disruption Event relating to or one or more of the commodities contracts underlying the Underlying Index or any Successor Index (each an “Index Contract”) is in effect on any relevant Commodity Business Day, the Calculation Agent will calculate the closing value of the Underlying Index in good faith in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the Market Disruption Event, using:

•	for each Index Contract that did not suffer a Market Disruption Event on such Commodity Business Day, the settlement price on the applicable Relevant Exchange of such Index Contract on such Commodity Business Day, and

•	for each Index Contract that did suffer a Market Disruption Event on such Commodity Business Day, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract (which settlement price for such Index Contract shall be used to determine the Final Index Value);

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each scheduled trading day from and including such Commodity Business Day to and including the earlier of the fifth scheduled trading day following such Commodity Business Day and the Business Day immediately preceding the Maturity

Date (such earlier day, the “Cut-Off Day”), then the Calculation Agent will determine the price for such Index Contract on the Cut-Off Day acting in a good faith and commercially reasonable manner, taking into account the latest available quotation for the settlement price of such Index Contract and any other information that in good faith it deems relevant (which price shall be used to determine the Final Index Value).

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of, an Index Contract;

(B)	the settlement price on a Relevant Exchange of an Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of an Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Underlying Index or any commodity underlying the Underlying Index.

For purposes of the above, (a) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Underlying Index or any Successor Index; and (b) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Discontinuance of the Underlying Index

If the sponsor of the Underlying Index discontinues publication of the Underlying Index, we will have the right, but not the obligation, to call the Securities on the terms described in this paragraph. If we elect to call the Securities, we will provide notice of such call to the trustee, and we or the trustee will provide notice to the holders of the Securities (which shall be DTC for so long as the Securities are in book-entry form), at least five Business Days prior to the date on which the call price is to be paid, which will be the fifth Business Day following the date the Supplemental Return Amount with respect to the call is determined. If we call the Securities, we will pay you, for each Security you hold on the date of payment, an amount equal to (i) the stated principal amount of your Securities plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the last Commodity Business Day on which the closing value of the Underlying Index is scheduled to be published.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index and we do not call the Securities, and it or another entity (including another of our affiliates) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index for purposes of the Securities will be determined by reference to the value of that index, which we refer to as a “Successor Index.” In such an event, the Calculation Agent will, in its sole discretion, make any adjustment to any value of the Underlying Index or the Successor Index used for purposes of the Securities as it may deem appropriate in order to account for the effect of the substitution.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of the Underlying Index discontinues the publication of the Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Underlying Index prior to any such discontinuance.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index prior to the determination of the Supplemental Return Amount and the Calculation Agent determines that no Successor Index is available at that time, then on each Commodity Business Day until the earlier to occur of (a) the determination of the Supplemental Return Amount and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the Underlying Index as described above. If a Successor Index is selected or the Calculation Agent calculates a substitute value for the Underlying Index as described above, the Successor Index or value will be substituted for the Underlying Index for all purposes, including for purposes of determining whether a Commodity Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or a Successor Index is in any other way modified so that the value of the Underlying Index or a Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Underlying Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or the Successor Index is so modified that the value of the Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Commodity Hedging Disruption Event

If, on any day during the term of the Securities up to but excluding the Final Valuation Date or any earlier date on which the Supplemental Return Amount for all outstanding Securities has been determined, the Calculation Agent determines that a Commodity Hedging Disruption Event has occurred, we will have the right, but not the obligation, to call the Securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “Early Call Notice Date”) on a date of our choosing that is no later than the 30th Business Day immediately following the Early Call Notice Date or earlier than the fifth Business Day following the Early Call Notice Date. A Commodity Hedging Disruption Event need not be continuing on the Early Call Notice Date or on the date on which the call price is paid. The amount due and payable on the Securities upon such call will be equal to the Early Call Amount determined as of the Early Call Notice Date.

A “Commodity Hedging Disruption Event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the Calculation Agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the Securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “Hedge Position”) or (ii) realize, recover or remit the proceeds of any such Hedge Position, in each case including (without limitation) if those Hedge Positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the Calculation Agent to determine which of the Hedge Positions are counted toward that limit).

The “Early Call Amount” will be equal to (i) the stated principal amount of the Securities then outstanding plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Early Call Notice Date (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day).

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion under certain circumstances, including (i) determining whether a Market Disruption Event or a Commodity Hedging Disruption Event has occurred; (ii) if a Market Disruption Event occurs with respect to an Index Contract and has not been resolved by the Cut-

Off Day, determining the price for that Index Contract to be used in the determination of the Final Index Value; and (iii) if the Underlying Index is discontinued and we do not exercise our call right, selecting a Successor Index or, if no Successor Index is available, performing an alternative calculation of the value of the Underlying Index. In exercising this discretion, the Calculation Agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date. The coupon payment will reflect accrued interest from, and including, the Issue Date to, but excluding, the date of acceleration.

In case of default under the Securities, whether in the payment of interest or any other payment due under the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Calculation Agent

The Calculation Agent for the Securities will be Citibank, N.A – Commodity Derivatives Calculations. All determinations made by the Calculation Agent will be made in good faith and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Securities. Citibank, N.A. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

INFORMATION ABOUT THE UNDERLYING INDEX

The S&P GSCI™ Light Energy Excess Return Index (the “Underlying Index”) is an excess return version of the S&P GSCI™ Light Energy Index. The S&P GSCI™ Light Energy Index is composed of the same commodity futures contracts as the S&P GSCI™ but with those weights for contracts in the energy sector having been divided by 4. Because the weights of energy-related S&P GSCI™ commodities are reduced in the S&P GSCI™ Light Energy Index relative to the S&P GSCI™, the relative weights of the remaining S&P GSCI™ commodities are necessarily increased. As a result, although the S&P GSCI™ Light Energy Index contains all of the S&P GSCI™ commodities that are included in the S&P GSCI™, they are not world-production weighted in the same manner as the S&P GSCI™ and may not serve as a benchmark for changes in inflation or other economic factors. In particular, because of the significance of energy-related commodities to the world economy, a significant reduction in the weights of these commodities in the S&P GSCI™ Light Energy Index will substantially limit the effect of changes in energy prices on the S&P GSCI™ Light Energy Index. Increases in the prices of energy commodities, therefore, will not increase the level of the S&P GSCI™ Light Energy Index to the same extent as the S&P GSCI™. The Underlying Index is calculated, maintained and published daily by S&P Dow Jones Indices LLC and is reported by Bloomberg L.P. under the ticker symbol “SPGCLEP.”

For more information about the S&P GSCI™, see “Commodity Index Descriptions—The S&P GSCI® Indices” in the accompanying underlying supplement. You may access the underlying supplement on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 11, 2021 on the SEC Web site):

▪	https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

“S&P” and “GSCI” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.

Historical Information

The “closing value” of the Underlying Index on any day is the official closing level of the Underlying Index published with respect to that day, except as otherwise described in this pricing supplement in the section “Description of the Securities”.

The closing value of the Underlying Index on February 7, 2022 was 245.2371.

The graph below shows the closing value of the Underlying Index for each day such value was available from January 4, 2016 to February 7, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Underlying Index as an indication of future performance.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with an associated coupon payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid forward contracts with an associated coupon payment.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The discussion below is subject to and should be read in conjunction with the discussion below under “Possible Taxable Event.”

Coupon Payment

There is no direct authority under current law addressing the proper tax treatment of the coupon amount on a security or comparable payments on instruments similar to the securities. The coupon amount may be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. In the event that we are required to file information returns with respect to certain U.S. Holders, we intend to treat the coupon amount as ordinary income when paid. You should consult your tax adviser concerning the treatment of the coupon amount, including the possibility that it may be treated, in whole or in part, as includible in income on a current basis.

Taxable Disposition of the Securities

Upon a taxable disposition (including, a sale, exchange, early redemption or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid at redemption or retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment as described above. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should be long-term capital gain or loss if you have held the securities for more than one year. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange, redemption or retirement of the securities, could result in adverse tax consequences to you because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, (i) in each year that you held the securities you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, and (ii) any gain on the sale, exchange, redemption or retirement of the securities would be treated as ordinary income. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds. Even if the securities are treated for U.S. federal income tax purposes as prepaid forward contracts, the IRS could treat the timing and character of income with respect to coupon payments in a manner different from that described above.

Other possible U.S. federal income tax treatments of the securities could also affect the timing and character of income or loss with respect to the securities. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the possible alternative tax treatments of the securities and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Event.”

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Moreover, as discussed above under “Tax Consequences to U.S. Holders – Possible Alternative Tax Treatments of an Investment in the Securities,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the possible alternative tax treatments of the securities and potential changes in applicable law.

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you will not be subject to the withholding tax on coupon payments described above under “Tax Consequences to Non-U.S. Holders—General”, if you provide IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. However, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security that is treated as a debt obligation for U.S. federal estate tax purposes generally will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the security, if received by the decedent at the time of death, would have been subject to U.S. federal withholding or income tax (even if the IRS Form W-8 certification requirement described above were satisfied and not taking into account the elimination of such U.S. federal withholding tax due to the application of an income tax treaty). If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Possible Taxable Event

A designation of a successor index or certain other modifications to the components of the underlying index, a change in the methodology by which the underlying index is calculated, an assumption of the securities (as discussed in the paragraph below) or other similar circumstances resulting in a material change to the underlying or to the method by which amounts payable are determined on the securities could result in a “significant modification” of the affected securities.

As provided in the accompanying prospectus under “Description of Debt Securities—Citigroup Guarantees,” our obligations under the securities may be assumed by Citigroup Inc. We intend that Citigroup Inc. will assume the securities pursuant to this provision only in circumstances in which we expect to treat such an assumption as not giving rise to a “significant modification” of the securities and have been advised by our counsel that such treatment is reasonable under the circumstances and the law in effect at the time of such assumption. However, in light of the lack of clear authority regarding the treatment of such an assumption, there may be uncertainty regarding the correctness of this treatment. As a result, it is possible that the IRS may treat an assumption of the securities as a significant modification.

A significant modification of the securities would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued securities could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the securities after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the securities. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the securities.

Information Reporting and Backup Withholding

Payments on the securities, as well as the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S. source interest or other U.S. source “fixed or determinable annual or periodical” income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of the securities, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the Securities.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to Citigroup Global Markets Inc., US$8,400,000 aggregate stated principal amount of Securities (8,400 Securities). Citigroup Global Markets Inc. proposes to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Global Markets Holdings Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Our or Our Affiliates’ Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

We expect that delivery of the Securities will be made against payment therefor on or about the fifth Business Day after the date the Securities are priced. Because the Securities will not settle in T+2, purchasers who wish to trade the Securities prior to the second business day preceding the Issue Date will be required to specify an alternative settlement to prevent a failed settlement and should consult their own investment advisor.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.